Exhibit 99.1

For Immediate Release

Contact:                        Bob Kneeley

VP, Investor Relations

303-495-1245

bob.kneeley@evhc.net

ENVISION HEALTHCARE REPORTS 23% REVENUE GROWTH

AND 30% ADJUSTED EPS GROWTH FOR THE FIRST QUARTER 2015

Greenwood Village, Colo. (April 30, 2015) — Envision Healthcare Holdings, Inc. (Envision or Company) (NYSE: EVHC) reported results from operations for the three months ended March 31, 2015. All comparisons included in this release are for the first quarter of 2015 to the comparable 2014 period, unless otherwise noted.

Highlights:

•                  Net revenue was $1.24 billion, an increase of 22.7%;

•                  Adjusted EBITDA was $128.9 million, an increase of 16.3%;

•                  Net income was $33.4 million, an increase of 34.4%;

•                  Adjusted EPS was $0.26, an increase of 30.0%, and GAAP diluted EPS was $0.17, an increase of 30.8%; and

•                  In April 2015, Envision’s American Medical Response, Inc. (AMR) segment entered into a definitive agreement to acquire ambulance operations located in the northeastern U.S. with expected annual revenue of approximately $25 million.

“Our results for the first quarter of 2015 reflect our continued success in achieving revenue and Adjusted EBITDA growth.  More than half of our revenue growth was from organic sources and the remainder from acquisitions. Our organic growth for the quarter included strong net new contract wins and improved same store volumes in both of our business segments,” said William A. Sanger, chairman, president and chief executive officer. “During the quarter, we completed three previously announced acquisitions.  These are consistent with our strategic framework of expanding our service offerings within key markets while attracting large provider groups that share our view of integrated delivery of healthcare services. The initial impact of these acquisitions is encouraging, both from their financial performance as well as the establishment of new opportunities for growth.”

Results of Operations for the First Quarter 2015

Envision generated net revenue of $1.24 billion, an increase of 22.7% from the first quarter of 2014, a result of net new contract wins, same store growth and acquisitions.

Adjusted EBITDA was $128.9 million, an increase of 16.3% from the first quarter of 2014, which was driven by revenue growth, partially offset by higher operating and general and administrative expenses as a percent of revenue. Income from operations was $83.3 million, an increase of 21.9%.

Envision generated net income in the quarter of $33.4 million, which is up 34.4% compared to the first quarter of 2014. The increase in net income was primarily attributable to higher income from operations.

Adjusted EPS for the quarter was $0.26, an increase of 30.0%, based on a weighted average of 191.2 million shares. GAAP EPS for the first quarter of 2015 was $0.17, an increase of 30.8%, on a fully diluted basis.

Segment Results for the First Quarter 2015

Envision operates two business segments: EmCare Holdings, Inc. (EmCare), the Company’s facility-based and post-acute care physician services segment and AMR, the Company’s medical transportation services segment.

EmCare

EmCare generated net revenue of $825.1 million, up 28.0% from the first quarter of 2014.  Revenue growth related to acquisitions completed during the past 12 months was 13.3%. Organic revenue growth of 14.7% was driven by an increase of 10.1% from net new contracts, which includes 1.4% from the start of our Evolution Health joint venture with Ascension Health, and an increase of 4.6% from same store contracts. On a same store basis, net revenue grew 5.0% from higher volume of 6.3% (including a 7.5% increase in same store emergency department volume), offset by a 1.3% decline in overall reimbursement rate. EmCare’s same store rate decline was primarily impacted by the loss of Medicaid parity revenue of approximately $7 million in the first quarter.

Adjusted EBITDA of $77.1 million grew by 7.6% from the first quarter of 2014. Adjusted EBITDA growth relative to revenue growth was negatively impacted by approximately $5.5 million from the expiration of the Medicaid parity program and a minority interest benefit of $3.3 million in the first quarter of 2014. These factors had a combined margin impact of 120 basis points. Excluding those two items, Adjusted EBITDA would have increased by 22.6%.  Adjusted EBITDA growth was negatively impacted by lower collected revenue related to certain anesthesia contracts.

American Medical Response

AMR’s net revenue of $419.4 million grew by 13.5% from the first quarter of 2014, largely as a result of organic growth of 11.5% and acquisition growth of 2.0%. Organic growth included same market growth of 9.1% and net new contract growth of 2.4% in the quarter.  On an existing market basis, net revenue grew 9.2%, which is comprised of a 7.8% volume increase as well as a 1.4% rate growth.

Adjusted EBITDA of $51.8 million grew by 32.4% from the first quarter of 2014 and Adjusted EBITDA margin expanded by 180 basis points, to 12.3%. This was largely a result of revenue growth, more efficient expense management including deployment of personnel from ongoing initiatives and lower fuel costs.

AMR has entered into a definitive agreement to acquire ambulance operations located in the northeastern U.S., which are expected to generate annual revenue of approximately $25 million.  The transaction is expected to be completed during the third quarter of 2015.

Cash Flows for the First Quarter 2015

Cash provided by operating activities was $45.3 million, an increase of 50.0% compared to $30.2 million in the first quarter of 2014. This improvement was driven primarily by an increase in net income.

Net cash used in investing activities was $517.4 million, which includes the three acquisitions completed during the quarter, compared to $40.0 million in the first quarter of 2014.

Net cash provided by financing activities was $246.1 million, which was related to acquisition funding. At March 31, 2015, Envision had $235.0 million outstanding under its $550.0 million ABL Facility.

Adjusted Free Cash Flow was $37.1 million, compared to $40.8 million in the first quarter of 2014 due to timing differences for capital expenditures and insurance collateral funding.

Conference Call

Envision management will host a conference call today, Thursday, April 30, 2015, at 5 p.m. Eastern Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6175, or 517-623-4852 for international callers, and referencing participant code 909712. For those unable to participate in the live call, a replay will be available one hour after the call ends through May 31, 2015. To access the replay, dial 800-841-8616, or 203-369-3362 for international callers, and enter access code 3162. An audio file will also be archived for 30 days on the investor relations section of the Company’s website: investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc., and our more than 35,000 employees and affiliated clinicians, offers an array of healthcare related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (AMR), EmCare Holdings, Inc. (EmCare) and Evolution Health, LLC (Evolution Health). AMR is a provider and manager of community-based medical transportation services, including emergency (‘911’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995 including, but not limited to, statements relating to our 2015 guidance, 2015 performance, objectives, plans and strategies, and all statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and Envision undertakes no duty to update any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from forward-looking statements are described in Envision’s filings with the U.S. Securities and Exchange Commission from time to time.  Among the factors that could cause future results to differ materially are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems, management continuity planning, or information systems; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations, including our ability to collect accounts receivable if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; and our ability to generate cash flow to service our substantial debt obligations and the factors discussed in “Risk Factors” in the Company’s Annual Report on Form 10-K.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted EPS, which are not financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted EBITDA is defined as net income (loss) before equity in earnings of unconsolidated subsidiary, income tax benefit (expense), loss on early debt extinguishment, other income (expense), net, realized gains (losses) on investments, interest expense, net, equity-based compensation expense, transaction costs related to acquisition activities, related party management fees, restructuring charges, severance and related costs, adjustment to net loss (income) attributable to non-controlling interest due to deferred taxes, and depreciation and amortization expense.  Adjusted Free Cash Flow is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.  Adjusted EPS is defined as diluted earnings per share adjusted for expenses related to the Company’s secondary offerings, amortization expense, equity-based compensation expense, restructuring charges and loss on early debt extinguishment, net of an estimated tax benefit.  Adjusted EBITDA and Adjusted EPS for the quarter ended March 31, 2014, as presented herein, excludes transaction costs related to acquisition activities to conform to the Company’s current definitions of Adjusted EBITDA and Adjusted EPS, respectively.

These non-GAAP financial measures are commonly used by management and investors as performance measures or liquidity indicators. However, the items excluded from these non-GAAP financial measures are significant components in understanding and assessing the Company’s  financial performance, and as a result, these measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.  Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2015 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2015 Adjusted EBITDA and Adjusted EPS ranges and thus the Company does not currently have sufficient data to accurately estimate the individual adjustments for such reconciliation.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended March 31,
	2015	2014

Net revenue	$1,244,502	$1,014,211
Compensation and benefits	907,657	743,661
Operating expenses	151,726	114,635
Insurance expense	35,526	30,981
Selling, general and administrative expenses	26,449	19,375
Depreciation and amortization expense	39,881	36,432
Restructuring charges	—	809
Income from operations	83,263	68,318
Interest income from restricted assets	130	86
Interest expense, net	(26,687)	(30,049)
Realized gains (losses) on investments	—	606
Other income (expense), net	(332)	(808)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	56,374	38,153
Income tax benefit (expense)	(22,516)	(16,675)
Equity in earnings of unconsolidated subsidiary	72	47
Net income (loss)	33,930	21,525
Add: Net (income) loss attributable to noncontrolling interest	(555)	3,300
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	33,375	24,825

Basic earnings per common share	$0.18	$0.14
Diluted earnings per common share	$0.17	$0.13
Weighted average common shares outstanding, basic	184,586,249	180,782,025
Weighted average common shares outstanding, diluted	191,241,676	189,391,612

Other Information
EmCare weighted patient encounters	4,196,859	3,298,530
AMR weighted transports	824,464	747,969

Earnings Per Share Reconciliation

	Quarter ended March 31,
	2015	2014
Weighted average common shares outstanding, diluted	191,241,676	189,391,612

Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$33,375	$24,825
Adjustments:
Other expense related to secondary offering/other filings, net of tax of $(145) and $(485) for quarter 2015 and 2014, respectively	187	657

Amortization expense, net of tax of $(9,680) and $(8,518) for quarter 2015 and 2014, respectively	12,495	11,539

Equity-based compensation expense, net of tax of $(591) and $(451) for quarter 2015 and 2014, respectively	762	611

Restructuring expense, net of tax of $(344) for quarter 2014	—	465

Severance and related costs, net of tax of $(740) for quarter 2015	954	—

Transaction costs related to acquisition activities, net of tax of $(1,353) and $(328) for quarter 2015 and 2014, respectively	1,747	445
Net income (loss) attributable to Envision Healthcare Holdings, Inc., adjusted	$49,520	$38,542
Adjusted EPS	$0.26	$0.20

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited; in thousands)

	Quarter ended March 31,
	2015	2014

Adjusted EBITDA	$128,866	$110,780
Depreciation and amortization expense	(39,881)	(36,432)
Restructuring charges	—	(809)
Interest income from restricted assets	(130)	(86)
Transaction costs	(3,100)	(773)
Severance and related costs	(1,694)	—
Equity-based compensation expense	(1,353)	(1,062)
Net income (loss) attributable to noncontrolling interest	555	(3,300)
Income from operations	83,263	68,318
Interest income from restricted assets	130	86
Interest expense, net	(26,687)	(30,049)
Realized gains (losses) on investments	—	606
Other income (expense), net	(332)	(808)
Income tax benefit (expense)	(22,516)	(16,675)
Equity in earnings of unconsolidated subsidiary	72	47
Net (income) loss attributable to noncontrolling interest	(555)	3,300
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$33,375	$24,825

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended March 31,
	2015	2014
EmCare
Net Revenue	$825,108	$644,566
Compensation and benefits	676,301	525,085
Operating expenses	38,006	23,636
Insurance expense	23,341	16,967
Selling, general and administrative expenses	14,756	11,257
Interest expense (income) from restricted assets	(19)	25
Transaction costs	(3,094)	(308)
Severance and related costs	(1,224)	—
Equity-based compensation expense	(609)	(478)
Net income (loss) attributable to noncontrolling interest	555	(3,300)
Adjusted EBITDA	77,095	71,682
Depreciation and amortization expense	(20,529)	(16,281)
Restructuring charges	—	(105)
Interest income from restricted assets	(19)	25
Transaction costs	(3,094)	(308)
Severance and related costs	(1,224)	—
Equity-based compensation expense	(609)	(478)
Net income (loss) attributable to noncontrolling interest	555	(3,300)
Income from operations	$52,175	$51,235

AMR
Net Revenue	$419,394	$369,645
Compensation and benefits	231,356	218,576
Operating expenses	113,720	90,999
Insurance expense	12,185	14,014
Selling, general and administrative expenses	11,693	8,118
Interest expense (income) from restricted assets	(111)	(111)
Transaction costs	(6)	(465)
Severance and related costs	(470)	—
Equity-based compensation expense	(744)	(584)
Adjusted EBITDA	51,771	39,098
Depreciation and amortization expense	(19,352)	(20,151)
Restructuring charges	—	(704)
Interest income from restricted assets	(111)	(111)
Transaction costs	(6)	(465)
Severance and related costs	(470)	—
Equity-based compensation expense	(744)	(584)
Income from operations	$31,088	$17,083

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended March 31,
	2015	2014
Total
Net Revenue	$1,244,502	$1,014,211
Compensation and benefits	907,657	743,661
Operating expenses	151,726	114,635
Insurance expense	35,526	30,981
Selling, general and administrative expenses	26,449	19,375
Interest expense (income) from restricted assets	(130)	(86)
Transaction costs	(3,100)	(773)
Severance and related costs	(1,694)	—
Equity-based compensation expense	(1,353)	(1,062)
Net income (loss) attributable to noncontrolling interest	555	(3,300)
Adjusted EBITDA	128,866	110,780
Depreciation and amortization expense	(39,881)	(36,432)
Restructuring charges	—	(809)
Interest income from restricted assets	(130)	(86)
Transaction costs	(3,100)	(773)
Severance and related costs	(1,694)	—
Equity-based compensation expense	(1,353)	(1,062)
Net income (loss) attributable to noncontrolling interest	555	(3,300)
Income from operations	$83,263	$68,318

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$92,875	$318,895
Trade and other accounts receivable, net	1,098,573	950,115
Other current assets	98,445	94,229
Total current assets	1,289,893	1,363,239
Non-current assets:
Property, plant and equipment, net	214,350	211,276
Goodwill and other intangible assets, net	3,550,022	3,063,115
Other long-term assets	92,654	66,123
Total assets	$5,146,919	$4,703,753

Liabilities and Equity
Current liabilities	$652,008	$576,868
Long-term debt and capital lease obligations	2,257,654	2,025,877
Long-term deferred tax liabilities	161,451	130,963
Insurance reserves and other long-term liabilities	242,983	201,004
Total liabilities	3,314,096	2,934,712
Total equity	1,832,823	1,769,041
Total liabilities and equity	$5,146,919	$4,703,753

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by (Used in)

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended March 31,
	2015	2014
Cash Flows from Operating Activities
Net income (loss)	$33,930	$21,525
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, and other	43,682	39,131
Excess tax benefits from stock-based compensation	(10,945)	(14,790)
Deferred income taxes	520	928
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(56,224)	(35,429)
Parts and supplies inventory	(122)	(327)
Prepaids and other current assets	6,930	(3,468)
Accounts payable and accrued liabilities	22,799	34,183
Insurance accruals	4,745	(11,533)
Net cash provided by (used in) operating activities	45,315	30,220

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(472)	(2,458)
Sales and maturities of available-for-sale securities	200	8,160
Purchases of property, plant and equipment	(13,507)	(10,714)
Proceeds from sale of property, plant and equipment	44	2,156
Acquisition of businesses, net of cash received	(498,283)	(35,791)
Net change in insurance collateral	(4,508)	1,200
Other investing activities	(912)	(2,526)
Net cash used in investing activities	(517,438)	(39,973)

Cash Flows from Financing Activities
Borrowings under the ABL Facility	285,000	—
Repayments of the Term Loan	(3,343)	(3,343)
Repayments of the ABL Facility	(50,000)	—
Debt issue costs	(27)	—
Proceeds from option exercises	3,548	—
Excess tax benefits from equity-based compensation	10,945	14,790
Shares repurchased for tax withholdings	—	(14,430)
Contributions from non-controlling interest	100	250
Other financing	(120)	(1,230)
Net cash provided by (used in) financing activities	246,103	(3,963)

Change in cash and cash equivalents	(226,020)	(13,716)
Cash and cash equivalents, beginning of period	318,895	204,712
Cash and cash equivalents, end of period	$92,875	$190,996

Operating and non-acquisition investing cash flow	$26,160	$26,038

Non-recurring cash flow adjustments:
Excess tax benefits from equity-based compensation	10,945	14,790

Adjusted Free Cash Flow	$37,105	$40,828